Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP)

Tim Hortons Inc. announces 2011 second quarter results:

Strong top-line growth in Canada and the U.S.

Financial & Sales Highlights

	Q2 2011	Q2 2010	% Year-over Year Change	YTD 2011
Total revenues	$702.8	$639.9	9.8%	$1,346.2
Operating income	$143.2	$149.9	(4.4)%	$263.8
Operating income attributable to THI(1)	$142.1	$142.1	—	$261.8
Effective tax rate	29.4%	29.5%		29.3%
Net income attributable to THI	$95.5	$94.1	1.5%	$176.2
Diluted earnings per share (EPS) (2)	$0.58	$0.54	8.3%	$1.06
Fully diluted shares	164.0	174.9	(6.2)%	166.0

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)	Operating income attributable to THI is a non-GAAP measure. Please refer to “Information on non-GAAP Measure” at the end of this release for further details.
(2)	EPS includes a charge of $0.03 per share for the separation related costs and expenses pertaining to the former president and CEO.

Same-Store Sales(3)	Q2 2011	Q2 2010	YTD 2011
Canada	3.8%	6.4%	2.9%
U.S.	6.6%	3.1%	5.7%

(3)	Includes average sales at Franchised and Company-operated restaurants open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Strengthened same-store sales performance in Canada and robust performance in the U.S. market

•	Canadian same-store sales grew 3.8%, strengthening during the quarter and delivering two-year cumulative growth of more than 10%

•	U.S. strategy execution continues to demonstrate momentum, strong same-store sales growth of 6.6%, two-year cumulative growth up close to 10%

•	Total revenues increased 9.8%, driven by systemwide sales growth and higher distribution sales due to commodity pricing

•	Operating income continued to be affected as expected by lost contribution due to Maidstone Bakeries joint venture disposition, however EPS up 8.3% due to significantly higher share repurchases

•	EPS impacted by $0.03 from separation charge pertaining to former president and CEO, up 13.5% absent this charge

OAKVILLE, ONTARIO, (August 11th, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the second quarter ended July 3rd, 2011.

“Our business performed well in the second quarter with strong top-line results in both Canada and the U.S. We overcame softness early in the quarter in Canada and delivered strong same-store sales growth in both Canada and the U.S. We continue to focus on executing our strategic plan, taking advantage of market opportunities and our strengths, to grow our business and respond to our guests’ needs,” said Paul House, executive chairman, and president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the second quarter of 2011 compared to the second quarter of 2010, unless otherwise noted.

Systemwide sales(4) grew 7.2% on a constant currency basis in the second quarter. Total revenues grew 9.8% to $702.8 million compared to $639.9 million last year. Our total revenue growth was driven by distribution sales that outpaced systemwide sales growth, due to higher commodity pricing primarily related to coffee. Rents and royalties benefited from same-store sales growth and new restaurant growth. Franchise fees were slightly lower, down 1.7% during the quarter.

Costs and expenses were higher year-over-year primarily due to two factors. Increased cost of sales reflected the impacts of the bakery disposition and the significantly higher underlying cost of coffee. General and administrative expenses were negatively impacted by the $6.3 million charge, including advisory and other related costs and expenses pertaining to the separation agreement with the former president and CEO.

Second quarter operating income declined 4.4% to $143.2 million compared to $149.9 million last year, due primarily to the lost contribution from Maidstone Bakeries in the comparable period results and the impact of the separation agreement previously noted. Systemwide sales growth benefited higher rents and royalties and distribution income in both Canada and the U.S. Absent costs related to the separation agreement and the net $12.4 million negative year-over-year impact of the sale of Maidstone Bakeries, operating income would have increased 8.9%.

Net income attributable to Tim Hortons increased by 1.5% to $95.5 million in the second quarter, compared to $94.1 million last year, benefiting from a slightly lower effective tax rate during the quarter.

In the second quarter EPS rose 8.3% to $0.58, compared to $0.54 last year. Our EPS benefited from higher share repurchases related to net proceeds used from our Maidstone Bakeries joint venture sale. We spent approximately $206 million to repurchase 4.6 million shares in the second quarter, contributing to the cumulative reduction of our average diluted outstanding shares by 6.2% from the comparable period. The separation agreement relating to the former president and CEO negatively impacted EPS by $0.03. Absent this charge, EPS would have increased by 13.5%.

Segmented Performance Commentary

Canada

Same-store sales in the Canadian segment grew by 3.8% as a result of average cheque growth, which benefited from favourable pricing and product mix, resulting in two-year cumulative same-store sales growth of more than 10%. Successful menu initiatives such as Real Fruit Smoothies, which helped grow our cold beverage category, contributed to product mix changes in the quarter. Same-store sales were softer in April reflecting the partial shift of the Easter holiday, but strengthened sequentially as the quarter progressed.

During the second quarter we opened 24 restaurants in Canada, the majority of which were standard restaurants.

Canadian segment operating income in the second quarter grew 3.8% to $156.4 million compared to $150.7 million last year. Higher systemwide sales growth and higher distribution income were partially offset by the lost earnings contribution from Maidstone Bakeries. Higher distribution income was due in part to the temporary positive impact from the timing of coffee pricing and underlying costs in our supply chain, which we expect will reverse in the second half of 2011 and have a neutral effect on the year.

United States

Our U.S. segment continued its same-store sales performance momentum with year-over-year growth of 6.6%, and two-year cumulative growth of just under 10%. Higher average cheque drove much of our growth, benefiting from pricing in the system, and to a lesser extent, from favourable product mix. Targeted advertising and promotional efforts to increase brand awareness contributed to this strong performance.

We continue to focus restaurant development and enhanced advertising in our core growth markets. During the second quarter, we opened 10 new locations in the U.S., including a mix of standard, non-standard and self-serve kiosks.

The U.S. segment had second quarter operating income of $4.0 million, growing 12.0% compared to $3.6 million last year. Continued profitability improvement reflects higher rents and royalties and distribution income from continued systemwide sales growth. Planned incremental investments in advertising and marketing, and leveraging savings from previous closures in the New England region, also contributed to our overall U.S. segment performance.

Corporate Developments

Board declares dividend payment of $0.17 per common share

A quarterly dividend of $0.17 per common share has been declared by the Board of Directors, payable on September 7th, 2011 to shareholders of record as of August 22nd, 2011. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, August 11th, 2011

Tim Hortons will host a conference call today to discuss the second quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until August 18th, 2011 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21533407. The call and presentation material will also be archived for a period of one year in the Events and Presentations section at the same website.

Information on non-GAAP Measure

Operating income attributable to Tim Hortons Inc. is a non-GAAP measure. Operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests. Prior to the adoption of a new accounting standard at the beginning of 2010, operating income was, for the most part, unaffected by noncontrolling interests, which was not the case post-adoption. This new accounting standard required the consolidation of variable interest entities of which we are considered to be the primary beneficiary, including Maidstone Bakeries up to the date of sale on October 29, 2010, as well as, on average, approximately 257 and 274 non-owned restaurants year-to-date 2011 and 2010, respectively. Previously, we did not consolidate Maidstone Bakeries and we consolidated approximately 120 non-owned restaurants, on average, in accordance with the prior accounting standard. Management believes that operating income attributable to Tim Hortons Inc. provides important information for comparison purposes to prior periods and for purposes of evaluating the Company’s operating income performance without the effects of the accounting standard.

The presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. We present information excluding amounts related to this accounting standard as it is more reflective of the way we analyze our year-over-year results and how we manage and measure our performance internally. Therefore, this measure provides a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure. The reconciliation of operating income, a GAAP measure, to operating income attributable to Tim Hortons Inc., a non-GAAP measure, is set forth in the table below.

	Second quarter ended		Change from prior year
	July 3, 2011	July 4, 2010	$	%
Operating income*	$143.2	$149.9	$(6.6)	(4.4)%

Operating income attributable to noncontrolling interests	1.1	7.7	(6.6)	(85.2)%

Operating income attributable to Tim Hortons Inc.	$142.1	$142.1	$—	—%

	Year-to-date period ended		Change from prior year
	July 3, 2011	July 4, 2010	$	%
Operating income*	$263.8	$277.6	$(13.8)	(5.0)%

Operating income attributable to noncontrolling interests	2.0	14.2	(12.2)	(85.7)%

Operating income attributable to Tim Hortons Inc.	$261.8	$263.4	$(1.6)	(0.6)%

*	Operating income for the second quarter of 2010 includes $14.4 million related to Maidstone Bakeries ($27.4 million year-to-date 2010), of which 50% is reflected in operating income attributable to Tim Hortons Inc., with the remaining 50% attributable to noncontrolling interests.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s Annual Report on Form 10-K filed February 25th, 2011 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; commodity costs; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(4)

Total systemwide sales growth includes restaurant level sales at both Company-operated and Franchised restaurants. Approximately 99.4% of our consolidated system is franchised as at July 3rd, 2011. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base quarter for the period covered. Systemwide sales growth excludes sales from our Republic of Ireland and United Kingdom licensed locations. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 6.7% for the second quarter ended 2011 and 8.1% for the same period in 2010.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of July 3rd, 2011, Tim Hortons had 3,811 systemwide restaurants, including 3,189 in Canada and 622 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Second Quarter Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

REVENUES
Sales	$498,058	$444,344	$53,714	12.1%
Franchise revenues:
Rents and royalties	185,389	175,879	9,510	5.4%
Franchise fees	19,313	19,639	(326)	(1.7%)

	204,702	195,518	9,184	4.7%

TOTAL REVENUES	702,760	639,862	62,898	9.8%

COSTS AND EXPENSES
Cost of sales	434,051	375,347	58,704	15.6%
Operating expenses	65,102	61,560	3,542	5.8%
Franchise fee costs	20,419	20,379	40	0.2%
General and administrative expenses	43,969	36,745	7,224	19.7%
Equity (income)	(3,820)	(3,760)	(60)	1.6%
Other expense (income), net	(179)	(260)	81	n/m

TOTAL COSTS AND EXPENSES, NET	559,542	490,011	69,531	14.2%

OPERATING INCOME	143,218	149,851	(6,633)	(4.4%)

Interest (expense)	(7,427)	(6,878)	(549)	8.0%
Interest income	851	113	738	n/m

INCOME BEFORE INCOME TAXES	136,642	143,086	(6,444)	(4.5%)

INCOME TAXES	40,202	42,161	(1,959)	(4.6%)

Net Income	96,440	100,925	(4,485)	(4.4%)
Net income attributable to noncontrolling interests	891	6,804	(5,913)	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$95,549	$94,121	$1,428	1.5%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.58	$0.54	$0.04	8.4%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.58	$0.54	$0.04	8.3%

Weighted average number of common shares outstanding - Basic (in thousands)	163,448	174,586	(11,138)	(6.4%)

Weighted average number of common shares outstanding - Diluted (in thousands)	163,961	174,873	(10,912)	(6.2%)

Dividend per common share	$0.17	$0.13	$0.04

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Year-to-date Period Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

REVENUES
Sales	$952,535	$850,292	$102,243	12.0%
Franchise revenues:
Rents and royalties	353,219	335,839	17,380	5.2%
Franchise fees	40,493	36,343	4,150	11.4%

	393,712	372,182	21,530	5.8%

TOTAL REVENUES	1,346,247	1,222,474	123,773	10.1%

COSTS AND EXPENSES
Cost of sales	836,383	722,394	113,989	15.8%
Operating expenses	127,256	120,285	6,971	5.8%
Franchise fee costs	41,736	38,205	3,531	9.2%
General and administrative expenses	83,965	71,417	12,548	17.6%
Equity (income)	(6,933)	(7,017)	84	(1.2%)
Other expense (income), net	19	(397)	416	n/m

TOTAL COSTS AND EXPENSES, NET	1,082,426	944,887	137,539	14.6%

OPERATING INCOME	263,821	277,587	(13,766)	(5.0%)

Interest (expense)	(14,803)	(12,325)	(2,478)	20.1%
Interest income	2,527	460	2,067	n/m

INCOME BEFORE INCOME TAXES	251,545	265,722	(14,177)	(5.3%)

INCOME TAXES	73,691	80,224	(6,533)	(8.1%)

Net Income	177,854	185,498	(7,644)	(4.1%)
Net income attributable to noncontrolling interests	1,626	12,488	(10,862)	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$176,228	$173,010	$3,218	1.9%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.06	$0.99	$0.07	7.9%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.06	$0.99	$0.07	7.7%

Weighted average number of common shares outstanding - Basic (in thousands)	165,555	175,318	(9,763)	(5.6%)

Weighted average number of common shares outstanding - Diluted (in thousands)	166,014	175,571	(9,557)	(5.4%)

Dividend per common share	$0.34	$0.26	$0.08

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	July 3, 2011	January 2, 2011
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$96,177	$574,354
Restricted cash and cash equivalents	72,786	67,110
Restricted investments	—	37,970
Accounts receivable, net	257,363	182,005
Notes receivable, net	12,064	12,543
Deferred income taxes	7,681	7,025
Inventories and other, net	137,948	100,712
Advertising fund restricted assets	27,287	27,402

Total current assets	611,306	1,009,121

Property and equipment, net	1,370,234	1,373,670

Notes receivable, net	4,376	3,811

Deferred income taxes	12,161	13,730

Intangible assets, net	4,820	5,270

Equity investments	44,879	44,767

Other assets	53,782	31,147

Total assets	$2,101,558	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars, except share data)

	As at
	July 3, 2011	January 2, 2011
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$158,331	$142,444
Accrued liabilities:
Salaries and wages	13,878	20,567
Taxes	32,744	65,654
Other	142,255	209,663
Deferred income taxes	330	2,205
Advertising fund restricted liabilities	40,082	41,026
Current portion of long-term obligations	10,385	9,937

Total current liabilities	398,005	491,496

Long-term obligations
Long-term debt	346,425	344,726
Advertising fund restricted debt	491	468
Capital leases	86,765	82,217
Deferred income taxes	6,171	8,237
Other long-term liabilities	115,972	111,930

Total long-term obligations	555,824	547,578

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares, Issued: 161,437,040 and 170,664,295 shares, respectively	457,845	484,050
Contributed surplus	4,798	—
Common shares held in trust, at cost: 314,653 and 278,082 shares, respectively	(11,506)	(9,542)
Retained earnings	847,645	1,105,882
Accumulated other comprehensive loss	(157,823)	(143,589)

Total equity of Tim Hortons Inc.	1,140,959	1,436,801
Noncontrolling interests	6,770	5,641

Total equity	1,147,729	1,442,442

Total liabilities and equity	$2,101,558	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year-to-date Period Ended
	July 3, 2011	July 4, 2010
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$177,854	$185,498
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	56,564	57,874
Stock-based compensation expense	11,162	5,447
Amortization of Maidstone Bakeries' supply agreement	(4,127)	—
Deferred income taxes	(2,695)	1,493
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(5,886)	10,697
Accounts and notes receivable	(77,506)	19,835
Inventories and other	(37,996)	(27,206)
Accounts payable and accrued liabilities	(64,038)	(13,548)
Taxes	(32,902)	(2,351)
Other, net	5,838	(2,670)

Net cash provided from operating activities	26,268	235,069

CASH FLOWS PROVIDED FROM (USED IN) INVESTING ACTIVITIES
Capital expenditures	(63,414)	(48,494)
Proceeds from sale of restricted investments	38,000	15,240
Other investing activities	(13,467)	(5,774)

Net cash (used in) investing activities	(38,881)	(39,028)

CASH FLOWS PROVIDED FROM (USED IN) FINANCING ACTIVITIES
Purchase of common shares	(401,917)	(98,018)
Dividend payments to common shareholders	(56,122)	(45,413)
Proceeds from issuance of debt (net of issuance cost)	1,871	200,359
Principal payments on other long-term debt obligations	(4,268)	(203,218)
Purchase of common shares held in trust	(2,798)	(3,252)
Purchase of common shares for settlement of restricted stock units	(259)	(377)
Other financing activities	(497)	(10,456)

Net cash used in financing activities	(463,990)	(160,375)

Effect of exchange rate changes on cash	(1,574)	176

(Decrease) increase in cash and cash equivalents	(478,177)	35,842

Cash and cash equivalents at beginning of period	574,354	121,653

Cash and cash equivalents at end of period	$96,177	$157,495

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)
	Second Quarter Ended
	July 3, 2011	% of Total	July 4, 2010	% of Total
			(Note 1)
REVENUES
Canada	$599,016	85.2%	$538,228	84.1%
U.S.	36,072	5.2%	30,135	4.7%

Total reportable segments	635,088	90.4%	568,363	88.8%
Variable interest entities	67,672	9.6%	71,499	11.2%

Total	$702,760	100.0%	$639,862	100.0%

SEGMENT OPERATING INCOME
Canada	$156,428	97.5%	$150,742	97.7%
U.S.	4,008	2.5%	3,580	2.3%

Reportable segment operating income	160,436	100.0%	154,322	100.0%

Variable interest entities	1,149		7,743
Corporate charges	(18,367)		(12,214)

Consolidated operating income	143,218		149,851
Interest expense, net	(6,576)		(6,765)
Income taxes	(40,202)		(42,161)

Net income	96,440		100,925
Net income attributable to noncontrolling interests	(891)		(6,804)

Net income attributable to Tim Hortons Inc.	$95,549		$94,121

	Second Quarter Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$422,471	$367,390	$55,081	15.0%
Company-operated restaurant sales	7,915	5,455	2,460	45.1%
Sales from variable interest entities	67,672	71,499	(3,827)	(5.4)%

	$498,058	$444,344	$53,714	12.1%

Note 1 - Beginning in 2011, the Company has modified certain allocation methods resulting in changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate rather than in Canada. The related assets and depreciation and amortization have also been reclassified to Corporate. Comparative periods have been adjusted to reflect this change.

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)
	Year-to-date Period Ended
	July 3, 2011	% of Total	July 4, 2010	% of Total
			(Note 1)
REVENUES
Canada	$1,146,574	85.2%	$1,006,893	82.4%
U.S.	71,531	5.3%	57,848	4.7%

Total reportable segments	1,218,105	90.5%	1,064,741	87.1%
Variable interest entities	128,142	9.5%	157,733	12.9%

Total	$1,346,247	100.0%	$1,222,474	100.0%

SEGMENT OPERATING INCOME
Canada	$287,957	97.8%	$285,339	98.8%
U.S.	6,619	2.2%	3,334	1.2%

Reportable segment operating income	294,576	100.0%	288,673	100.0%

Variable interest entities	2,039		14,223
Corporate charges	(32,794)		(25,309)

Consolidated operating income	263,821		277,587
Interest expense, net	(12,276)		(11,865)
Income taxes	(73,691)		(80,224)

Net income	177,854		185,498
Net income attributable to noncontrolling interests	(1,626)		(12,488)

Net income attributable to Tim Hortons Inc.	$176,228		$173,010

	Year-to-date Period Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$812,304	$682,114	$130,190	19.1%
Company-operated restaurant sales	12,089	10,445	1,644	15.7%
Sales from variable interest entities	128,142	157,733	(29,591)	(18.8)%

	$952,535	$850,292	$102,243	12.0%

Note 1 - Beginning in 2011, the Company has modified certain allocation methods resulting in changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate rather than in Canada. The related assets and depreciation and amortization have also been reclassified to Corporate. Comparative periods have been adjusted to reflect this change.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at July 3, 2011	As at January 2, 2011	Increase/ (Decrease) From Year End	As at July 4, 2010	Increase/ (Decrease) From Prior Year

Canada
Company-operated	16	16	0	14	2
Franchised - self-serve kiosks	114	112	2	95	19
Franchised - standard and non-standard	3,059	3,020	39	2,931	128

Total	3,189	3,148	41	3,040	149

% Franchised	99.5%	99.5%		99.5%

U.S.
Company-operated	6	4	2	3	3
Franchised - self-serve kiosks	130	123	7	106	24
Franchised - standard and non-standard	486	475	11	478	8

Total	622	602	20	587	35

% Franchised	99.0%	99.3%		99.5%

Total system
Company-operated	22	20	2	17	5
Franchised - self-serve kiosks	244	235	9	201	43
Franchised - standard and non-standard	3,545	3,495	50	3,409	136

Total	3,811	3,750	61	3,627	184

% Franchised	99.4%	99.5%		99.5%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants, sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 and sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Rents and Royalties	Includes royalties and rental revenues paid to us by restaurant owners.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 as well as cost of sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Expense (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling Interests	Relates to the consolidation of our previously-held bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810.